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                                                              EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]




                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-JANUARY 17, 2001   Corporate & Government Affairs
                                       (410) 659-4859




          CROWN CENTRAL ANNOUNCES END TO UNION LABOR DISPUTE

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today the end of a five-year labor dispute between the Company and the Paper, Allied-Industrial, Chemical, and Energy Workers (PACE) local bargaining unit, Local 4-227, at its Pasadena, Texas refinery.

     Crown was informed today by PACE that the tentative agreement between the parties announced on January 3, 2001 was ratified by Local 4-227 members. As a result, PACE will cease all boycott activities, resolve all litigation with Crown, and end the "corporate campaign" against the Company that was initiated by its affiliate, the Oil, Chemical, and Atomic Workers Union (OCAW). In addition, the lockout of the bargaining unit employees at the Pasadena refinery, which began in February 1996, will come to an end.

     Crown Chairman Henry A. Rosenberg, Jr. stated: "Crown is extremely pleased that the labor dispute has come to an end. It is our intention to move as quickly as possible to return these employees to work. We look forward to a renewed and mutually beneficial relationship with the union."

     The Company will immediately send letters to the bargaining unit employees that have not resigned or retired since the lockout began, notifying them that the lockout has ended along with the procedures for returning to work. The Company expects to recall all eligible employees over the next several weeks.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation, and Texas Eastern Products pipelines.




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